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                                                                Exhibit (23) (c)

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-119255) and the related Prospectus of CMS Energy Corporation dated February 1, 2005 for the registration of $150,000,000 of 3.375% Convertible Senior Notes due 2023, Series B and to the incorporation by reference therein of our report dated February 27, 2004, with respect to the consolidated financial statements and schedule of CMS Energy Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP

Detroit, Michigan
January 27, 2005